Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE TO ACQUIRE TRILOGY’s MC2® TRUNK AND
DISTRIBUTION CABLE TELEVISION PRODUCTS BUSINESS

Hickory, NC – February 13, 2006 – CommScope, Inc. (NYSE: CTV), a global leader in cable and connectivity solutions, today announced that it has signed a definitive agreement with Trilogy Communications, Inc., located in Jackson, Mississippi, to acquire the assets supporting Trilogy’s MC2® 75-ohm trunk and distribution cable television products business and certain other assets.  CommScope will not assume any liabilities of the business or purchase any real estate and does not plan to employ any of Trilogy’s present employees in conjunction with this acquisition.  Trilogy’s 75-ohm trunk and distribution products business had revenues of less than $20 million for the twelve months ended September 30, 2005.

“We are pleased to add Trilogy’s MC2 product line and technology to our portfolio of products,” said Jim Hughes, Executive Vice President, Broadband Sales and Marketing. “We believe that this acquisition further enhances our ability to serve our global broadband cable television customers.”

The transaction, which is subject to due diligence and customary closing conditions, is expected to close by the end of the first quarter of 2006.  CommScope is not acquiring any of Trilogy’s other product lines as part of this transaction.

About CommScope

CommScope (NYSE: CTV – http://www.commscope.com) is a world leader in the design and manufacture of “last mile” cable and connectivity solutions for communication networks. Through its SYSTIMAX® Solutions and Uniprise® brands, CommScope is the global leader in structured cabling systems for business enterprise applications. CommScope is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding the acquisition of the Trilogy Communications, Inc. 75-ohm trunk and distribution cable television products business and anticipated timing of the closing related to the planned acquisition that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events.  Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected.  The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, unforeseen facts that might arise during the company’s due diligence process; the ability of the company to complete the acquisition; the challenges of integration associated with the acquisition; the challenges of achieving anticipated synergies; expected demand from Trilogy’s trunk and distribution cable television customers and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission.  In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong	Betsy Lambert, APR
Investor Relations	Media Relations
(828) 323-4848	(828) 323-4873

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